Exhibit 99.1

REALOGY FILES LITIGATION AGAINST MADISON DEARBORN PARTNERS AND SIRVA WORLDWIDE TO ENFORCE COMMITMENTS UNDER PURCHASE AGREEMENT
MADISON, N.J. – April 27, 2020 – Realogy Holdings Corp. (NYSE: RLGY), the largest full-service residential real estate services company in the United States, today announced the company has filed a lawsuit in the Court of Chancery of the State of Delaware against certain affiliates of Madison Dearborn Partners, LLC (“MDP”) and SIRVA Worldwide, Inc. (“SIRVA”), an MDP portfolio company, to enforce SIRVA’s obligations under the previously announced purchase agreement for the sale of Realogy’s Cartus Relocation Services business for $400 million.
Realogy strongly believes that all conditions to closing of the transaction have been and continue to be satisfied and that MDP and SIRVA have made false claims in an attempt to avoid their obligations under the purchase agreement in light of broad-based economic uncertainties due to the global COVID-19 pandemic.
On April 24, 2020, Realogy delivered notice to SIRVA that it had satisfied all closing conditions to SIRVA’s obligations under the purchase agreement and was committed to closing the transaction on April 29, 2020 after having timely delivered all required financial information over the past two months in compliance with the terms of the purchase agreement. On April 25, 2020, SIRVA notified Realogy that it believed that not all closing conditions have been or will be satisfied by the April 30, 2020 termination date under the purchase agreement by asserting a series of claims Realogy firmly believes to be false.
Realogy strongly disagrees with SIRVA’s position and will pursue all legal remedies to ensure that SIRVA and MDP honor the commitments made under the purchase agreement.

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About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is the leading and most integrated provider of U.S. residential real estate services, encompassing franchise, brokerage, and title and settlement businesses as well as a mortgage joint venture. Realogy's diverse brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby's International Realty®. Using innovative technology, data and marketing products, best-in-class learning and support services, and high-quality lead generation programs, Realogy fuels the productivity of independent sales agents, helping them build stronger businesses and best serve today's consumers. Realogy's affiliated brokerages operate around the world with approximately 189,900 independent sales agents in the United States and more than 112,500 independent sales agents in 113 other countries and territories. Recognized for nine consecutive years as one of the World’s Most Ethical Companies, Realogy has also been designated a Great Place to Work and one of Forbes’ Best Employers for Diversity. Realogy is headquartered in Madison, New Jersey.

Forward Looking Statements
Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “potential” and “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those in the forward-looking statements, include, but are not limited to risks related to the on-going impact of COVID-19 as well as those set forth in this press release, including the risk that the transaction will not be consummated, and under the headings “Forward-Looking Statements” and “Risk Factors” in Realogy’s filings with the SEC, including its Form 10-K, and its other filings made from time to time. Realogy undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events except as required by law.

Realogy Media Contact: Realogy Investor Contacts:
Trey Sarten Alicia Swift
(973) 407-2162 (973) 407-4669
Trey.Sarten@Realogy.com Alicia.Swift@Realogy.com

Danielle Kloeblen
(973) 407-2148
Danielle.Kloeblen@Realogy.com